Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference on this Registration Statement on Form S-8 of our report dated December 11, 2020 on the financial statements of Marathon Bank relating to the financial statements for the two years ended June 30, 2020, which appears in the Registration Statement on Form S-1, as amended (File No. 333-251314) of Marathon Bancorp, Inc.

/s/ Bonadio & Co., LLP
Syracuse, New York
June 11, 2021